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                                                                   EXHIBIT 10.29

November 10, 1997

Lloyd A. Carney
HOME ADDRESS REDACTED


         Re: Revised Compensation Package

Dear Lloyd:

This letter confirms our recent discussions regarding revisions to your compensation package. In addition to the compensation and benefits described in my March 18, 1997 letter to you, we have agreed that you shall receive the following benefits:

Stock Options.

  You have been granted an option to purchase a total of 70,000 shares of stock at a per share price of $28.1250 which shall vest in two installments of 8,700 shares on January 3, 2000, and 61,300 shares on January 3, 2001. This option will be subject to the terms and conditions of Bay Networks' standard stock option agreement.

In addition, you have been granted an option to purchase 60,000 shares of stock at a per share price of $28.1250 which shall vest in four equal installments of 15,000 options on each of January 3, 1998, January 3, 1999, January 3, 2000 and January 3, 2001. This option will be subject to the terms and conditions of Bay Networks' standard stock option agreement.

Accelerated Vesting of Performance Stock Options.

The terms of your July 25, 1996 grant of the option to purchase 100,000 shares of stock under the Bay Networks' Performance Stock Option Program are revised to provide that the option shall vest, without regard to the determination or achievement of Performance Goals, at a rate of 15,480 shares on January 3, 1998; 28,000 shares on January 3, 1999; and 44,300 shares on January 3, 2000. All other terms shall remain the same.

Special Bonus.

If you remain employed by Bay Networks on January 3, 2001, and the closing sales price of Bay Networks stock as listed on the New York Stock Exchange on that date or, if January 3, 2001 is not a trading day, then on the last trading day before that date, is less than $46.9608, you will receive a Special Bonus equal to $1,130,146.00 (One million, one hundred thirty thousand, one hundred forty six dollars) minus 60,000 (Sixty Thousand) times the difference between closing sales price of Bay Networks' stock as listed on the New York Stock Exchange on that date minus $28.1250.




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Lloyd A. Carney
November 10, 1997
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Benefits Upon Termination.

If your employment with Bay Networks terminates as a result of your disability or your death, you or your heirs and/or beneficiaries shall receive: 1) a lump sum payment equal to 12 months of your base salary, less applicable withholdings and deductions; 2) payment of an amount equal to your target Annual Bonus for the fiscal year in which your disability or death occurs; and 3) your outstanding stock options shall be subject to accelerated vesting so as to become 100% vested on the date of your termination of employment.

Lloyd, I believe that the foregoing accurately represents the agreements you and I have recently reached regarding your compensation. This letter, together with my letter to you of March 18, 1997, and the relocation agreement and note which were signed by you upon your relocation to California, states the entire agreement between Bay Networks and you relating to your employment. Please indicate your acceptance of these terms by signing and returning the duplicate original of this letter. As always, I am available to discuss any questions or concerns you may have regarding your compensation package.

Very truly yours,

BAY NETWORKS, INC.

By: /s/ DAVID L. HOUSE
   --------------------------------------------
David L. House
Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

By: /s/ LLOYD A. CARNEY
   --------------------------------------------
Lloyd A. Carney

Dated:            November 21, 1997